Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT: Gerald T. Mulligan
President & CEO
(978) 725-7555

LSB Corporation Announces Third Quarter 2006 Financial Results and Quarterly Dividend
NORTH ANDOVER, MA, — (MARKET WIRE) – October 26, 2006 – LSB Corporation, (the “Corporation” or the “Company”) (NASDAQ-LSBX), today announced third quarter 2006 net income of $808,000, or $0.18 per diluted share, as compared to net income of $857,000, or $0.19 per diluted share, for the third quarter of 2005. In the first nine months of 2006 the net loss was $874,000, or $0.19 per diluted share, versus net income of $2.5 million, or $0.55 per diluted share, in the first nine months of 2005. The largest factor in the year to date results was the balance sheet restructuring undertaken during the second quarter of 2006 whereby $80 million of investments were sold at a pre-tax loss of $2.4 million (after-tax charge of $1.6 million, or $0.35 per diluted share).
The Company believes that the most significant challenge in the current interest rate environment is to increase net interest income while also maintaining competitive deposit interest rates. The Company’s net interest margin remained stable at 2.67% in the first nine months of 2005 and 2006, respectively. Although the Company expects the balance sheet restructuring to have a positive impact on its net interest margin in the long-term, much of the restructuring was not completed until late in the second quarter and thus, its effect on the margin during the nine month was minimal. The net interest margin for the quarter ended September 30, 2006 increased to 2.86% compared to 2.61% for the same quarter of 2005 and 2.54% in the second quarter of 2006. In addition, a change in the timing of the FHLBB (Federal Home Loan Bank of Boston) dividend resulted in the recognition of dividend income for 183 days in the quarter ended September 30, 2006 as compared to 92 days for the same quarter of 2005 and no dividend income in the second quarter of 2006. The one-time impact of the change in the timing of the FHLBB dividend increased the net interest margin by 9 basis points during the quarter ended September 30, 2006. The Company expects, however, that even taking into account the full impact of the balance sheet restructuring and a normalized FHLBB dividend, deposit and borrowing interest rate increases will continue to exert downward pressure on its net interest margin.
President Gerald T. Mulligan stated, “I am pleased to see that the balance sheet restructuring, completed during the second quarter of 2006, has had a positive impact on the current quarter’s net interest margin. Our balance increases in all loan categories this quarter are encouraging but our inability to replace wholesale borrowings with retail deposits has been disappointing.”
Total loans increased $30.0 million from December 31, 2005 to $264.6 million as of September 30, 2006. The increase was in all loan categories and total loans continued to exceed total investments as of September 30, 2006. As of September 30, 2006, non-performing loans equaled 0.43% of total loans while the allowance for loan losses as a proportion of total loans equaled 1.59% as compared to 0.01% and 1.76%, respectively, as of December 31, 2005.
Total assets decreased $215,000 from December 31, 2005 to $521.6 million as of September 30, 2006. The decrease reflected the balance sheet restructuring in the second quarter of 2006 which reduced the investment portfolio offset by the loan growth since year end 2005.
Total deposits decreased $1.3 million from December 31, 2005 and totaled $301.8 million as of September 30, 2006. Total borrowed funds increased during the first nine months of 2006 by $4.0 million or 2.6% and totaled $157.4 million as of September 30, 2006.
On October 18, 2006, the Company announced the termination of its defined benefit plan and the freezing of all future pension benefits effective December 31, 2006. As a result of the cessation of those future pension benefit obligations, the Company will record in the fourth quarter of 2006 a curtailment gain of approximately $663,000 after-tax (or $0.14 per diluted share) due to the reversal of the accrued pension liability recorded on the financial statements.
The Company also announced today a quarterly dividend of $0.14 to be paid on November 24, 2006 to shareholders of record as of November 9, 2006. This dividend represents a 3.29% annualized dividend yield based on the closing stock price of $17.00 on September 30, 2006.

Press releases and SEC filings can be viewed on the internet at our website www.RiverBk.com/press-main.html or www.RiverBk.com/stockholder-info.html, respectively.
LSB Corporation is a Massachusetts corporation that conducts all of its operations through its subsidiary, River Bank (the “Bank”). River Bank is the new name of the former Lawrence Savings Bank, a Massachusetts-chartered savings bank organized in 1868, which changed its name effective June 26, 2006. The Bank offers a range of commercial and consumer loan and deposit products and is headquartered at 30 Massachusetts Avenue, North Andover, Massachusetts, approximately 25 miles north of Boston. River Bank operates 5 full service banking offices in Massachusetts in Andover, Lawrence, Methuen (2) and North Andover and 1 full service banking office in Salem, New Hampshire.
The reader is cautioned that this press release may contain certain statements that are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements are expressions of management’s expectations as of the date of this press release regarding future events or trends and which do not relate to historical matters. Such expectations may or may not be realized, depending on a number of variable factors, including but not limited to, changes in interest rates, general economic conditions, regulatory considerations and competition. For more information about these factors, please see our recent Annual Report on Form 10-K on file with the SEC, including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”. As a result of such risk factors and uncertainties, the Company’s actual results may differ materially from such forward-looking statements. The Company does not undertake and specifically disclaims any obligation to publicly release updates or revisions to any such forward-looking statements as a result of new information, future events or otherwise.
LSB Corporation
Select Financial Data
(unaudited)

	Three months ended		Nine months ended
(At or for the periods ending)	Sept. 30, 2006	Sept. 30, 2005	Sept. 30, 2006	Sept. 30, 2005

Performance ratios (annualized):
Return on average assets	0.62%	0.63%	(0.22%)	0.61%
Return on average stockholders equity	5.83%	5.82%	(2.04%)	5.69%
Net interest margin	2.86%	2.61%	2.67%	2.67%
Interest rate spread (int. bearing only)	2.33%	2.27%	2.23%	2.36%

Dividends paid per share during period	$0.14	$0.14	$0.42	$0.42

(At)	Sept. 30, 2006	Dec. 31, 2005	Sept. 30, 2005

Capital Ratio:
Stockholders equity to total assets	10.95%	11.48%	11.04%
Leverage ratio	11.35%	11.34%	10.87%

Risk Based Capital Ratio:
Tier one	17.05%	19.09%	18.39%
Total risk based	18.26%	20.34%	19.64%

Asset Quality:
Allowance for loan losses as a percent of total loans	1.59%	1.76%	1.77%
Non-performing loans as a percent of total loans	0.43%	0.01%	0.01%

Per Share Data:
Book value per share	$12.49	$13.42	$13.19
Tangible book value per share (excludes accumulated other comp. loss)	12.94	13.58	13.34
Market value per share	17.00	17.35	16.75

LSB CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEET
(In thousands)
(unaudited)

(At)	Sept. 30, 2006	Dec. 31, 2005	Sept. 30, 2005

Retail loans	$88,094	$73,539	$71,207
Corporate loans	176,492	161,072	162,623

Total loans	264,586	234,611	233,830

Allowance for loan losses	(4,214)	(4,126)	(4,133)

Investments available for sale	228,384	46,363	47,656
Investments held to maturity	—	213,683	221,569
FHLB stock	9,347	10,097	10,097

Total investments	237,731	270,143	279,322
Federal funds sold	2,354	198	2,883
Other assets	21,128	20,974	21,406

Total assets	$521,585	$521,800	$533,308

Deposits	$301,810	$303,087	$308,476
Borrowed funds	157,377	153,380	161,746
Other liabilities	5,286	5,411	4,220

Total liabilities	464,473	461,878	474,442

Common stock	457	446	446
Additional paid-in capital	61,190	59,856	59,856
Retained earnings (loss)	(2,449)	326	(732)
Accumulated other comprehensive loss	(2,086)	(706)	(704)

Total stockholders’ equity	57,112	59,922	58,866

Total liabilities and stockholders’ equity	$521,585	$521,800	$533,308

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(unaudited)

	Three months ended		Nine months ended
(For the period ended)	Sept. 30, 2006	Sept. 30, 2005	Sept. 30, 2006	Sept. 30, 2005

Interest income	$7,553	$6,467	$21,135	$19,071
Interest expense	3,924	3,012	10,908	8,531

Net interest income	3,629	3,455	10,227	10,540
Provision for loan losses	30	—	60	—

Net interest income after provision for loan losses	3,599	3,455	10,167	10,540
Loss on sale of investments	—	—	(2,417)	—
Other non-interest income	327	381	999	1,133
Salary & employee expense	1,656	1,524	5,660	4,708
Other non-interest expense	989	983	4,357	3,140

Total non-interest expense	2,645	2,507	10,017	7,848
Net income (loss) before income taxes	1,281	1,329	(1,268)	3,825
Income tax expense (benefit)	473	472	(394)	1,351

Net income (loss)	$808	$857	$(874)	$2,474

Basic earnings per share	$0.18	$0.19	$(0.19)	$0.56
Diluted earnings per share	$0.18	$0.19	$(0.19)	$0.55
End of period shares outstanding	4,573,117	4,464,033	4,573,117	4,464,033

Average shares outstanding:
Basic	4,559,260	4,455,652	4,531,934	4,415,223
Diluted	4,597,383	4,532,086	4,581,190	4,523,436